EXHIBIT 99.1


                            YOUR NAME:    ______________________________________
                            TOTAL NO. SHARES COVERED BY THE OPTION:  ___________

                PRG-SCHULTZ NON-QUALIFIED STOCK OPTION AGREEMENT
                           FOR NON-EMPLOYEE DIRECTORS

PRG-SCHULTZ INTERNATIONAL, INC. ("PRG-Schultz") is pleased to grant to the person signing below ("you" or "Optionee") the nonqualified stock option described below under the PRG-Schultz Stock Incentive Plan (the "Plan"). For tax law purposes, this Option shall be treated as a Non-Qualified Stock Option. This Option is not intended to be and shall not be treated as an "incentive stock option" for U.S. tax law purposes.

GRANT DATE:                         ______________
EXERCISE PRICE PER SHARE:           $_____________
OPTION EXPIRATION DATE:             ______________
START DATE FOR VESTING SCHEDULE:    _______________ - IMMEDIATE VESTING
VESTING SCHEDULE: IMMEDIATE VESTING - subject to the Plan and this Agreement, this Option may be immediately exercised in whole or in part, before the Option Expiration Date

THE FOLLOWING DOCUMENTS (INCORPORATED IN THIS AGREEMENT BY REFERENCE) CONTAIN IMPORTANT INFORMATION ABOUT YOUR OPTIONS. PLEASE REVIEW CAREFULLY EACH OF THESE ITEMS AND CONTACT PRG-SCHULTZ HUMAN RESOURCES IF YOU HAVE ANY QUESTIONS:

1) Additional Terms and Conditions (attached) describes how to exercise your Option, what happens if you are no longer employed by PRG-Schultz before you exercise your Option and where to send notices, 2) the Plan contains the detailed terms that govern your Option, 3) the Plan Prospectus contains important information about the Plan and 4) the ________ Annual Report of PRG-Schultz. The _______ Annual Report of PRG-Schultz is available on the PRG-Schultz internet website (http://www.prgx.com) under Investor Relations. If anything in this Agreement or these other documents is inconsistent with the Plan, the terms of the Plan, as amended from time to time, will control.

If you have previously executed an election to obtain future materials of PRG-Schulz electronically instead of by mail or hand delivery, and have not revoked it, this notice shall serve as delivery of such materials to you.. If you have not completed such an election or have revoked a previous election, the Plan, the Plan Prospectus Document and the ____ Annual Report of PRG-Schultz are enclosed with this Stock Option Agreement. In either event, PRG-Schultz will provide you with copies of these documents upon your written request.

PLEASE SIGN BELOW TO SHOW THAT YOU ACCEPT THIS OPTION AND HAVE RECEIVED COPIES, EITHER ELECTRONIC OR PAPER, AS SPECIFIED ABOVE, OF THE PLAN, THE PLAN PROSPECTUS DOCUMENT AND THE ______ ANNUAL REPORT OF PRG-SCHULTZ, KEEP A COPY OF THIS DOCUMENT AND RETURN TWO SIGNED ORIGINALS TO PRG-SCHULTZ HUMAN RESOURCES, ATTN:
STEPHANIE HOLLIDAY.


OPTIONEE:                               PRG-SCHULTZ INTERNATIONAL, INC.


_____________________________________   By:   __________________________________

Print Your Name: ____________________   Name: __________________________________

Your Residence Address:______________   Its:  __________________________________
_____________________________________

                 ADDITIONAL TERMS AND CONDITIONS OF YOUR OPTION

HOW TO EXERCISE YOUR OPTION

o This Option must be exercised for whole shares only and in increments of at least 40 shares per exercise.
     o The Plan is administered by a Stock Option Plan Administrator in the Finance Department in the Atlanta office. The Administrator is responsible for assisting you in the exercise of your option and maintaining the records of the Plan. The Administrator may be reached at (770) 779-6537 or 6536. If you have questions about your Option, how you go about exercising your Option or how the Plan works, please contact the Administrator during normal business hours.

EFFECT OF TERMINATION OF EMPLOYMENT.

For this Option, service on the Board of Directors of PRG-Schultz shall constitute "employment" for the purposes of the Plan.

Termination of Service. If you are a Director of PRG-Schultz and after __________ you leave the Board for any reason having served as Director for either one entire term (or the remaining portion of the term to which you were first elected a Director), then the vested unexercised portion of this Option as of the date you leave the Board will remain exercisable by your (or your estate) until the original termination date of this Option or three (3) years from the date of termination of your Board service, whichever occurs first. If your service as member of the Board of Directors of PRG-Schultz terminates before serving either one entire term (or the remaining portion of the term to which you were first elected a Director), you (or your estate) may exercise the vested portion of your Option at any time within ninety (90) days after the date of termination of such service as a director after which any remaining unexercised portion of this Option shall terminate.

NOTICES.  All notices  pursuant to this  Agreement will be in writing and either
(i) delivered by hand, (ii) mailed by United States certified mail, return receipt requested, postage prepaid, or (iii) sent by an internationally recognized courier which maintains evidence of delivery and receipt. All notices or other communications will be directed to the following addresses (or to such other addresses as either of us may designate by notice to the other):

                  To PRG-Schultz:   PRG-Schultz International, Inc.
                                    600 Galleria Parkway, Suite 100
                                    Atlanta, GA  30339
                                    Attention: Executive Vice President,
                                               Human Resources

                  To you:           The address set forth on page 1


MISCELLANEOUS. Failure by you or PRG-Schultz at any time or times to require performance by the other of any provisions in this Agreement will not affect the right to enforce those provisions. Any waiver by you or PRG-Schultz of any condition or the breach of any term or provision in this Agreement, whether by conduct or otherwise, in any one or more instances, shall apply only to that instance and will not be deemed to waive conditions or breaches in the future. If any court of competent jurisdiction holds that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will continue in full force and effect, and this Agreement shall be deemed to be amended automatically to exclude the offending provision. This Agreement may be executed in multiple copies and each executed copy shall be an original of this Agreement. This Agreement shall be subject to and governed by the laws of the State of Georgia. No change or modification of this Agreement shall be valid unless it is in writing and signed by the party against which enforcement is sought. This Agreement shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, executors and legal representatives of the parties hereto. The headings of each Section of this Agreement are for convenience only. This Agreement and the Plan contain the entire agreement of the parties hereto and no representation, inducement, promise, or agreement or otherwise between the parties not embodied herein shall be of any force or effect, and no party will be liable or bound in any manner for any warranty, representation, or covenant except as specifically set forth herein.